UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LEGG MASON INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

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December 28, 2016

WE NEED YOUR VOTE ON THE LEGG MASON OPPORTUNITY TRUST

PLEASE VOTE BY JANUARY 30, 2017

Dear Shareholder:

We need your vote on the proposal to reorganize Legg Mason Opportunity Trust, a series of Legg Mason Investment Trust, into Miller Opportunity Trust, a series of Trust for Advised Portfolios. If approved, after the reorganization, you will be a shareholder of Miller Opportunity Trust, which is not a part of the Legg Mason Funds complex. The details regarding this proposal can be found in the proxy statement and prospectus included in our initial mailing to you in late November.

The Legg Mason Opportunity Trust’s Board of Trustees has approved this proposal and recommends that you vote “FOR” this reorganization.

More information about the proposed reorganization is contained in the proxy statement and prospectus, including information about the investment manager, investment policies, risks, expenses and other factors. You should review the proxy statement and prospectus carefully.

The response of shareholders who have already voted has been extremely positive, but we need your vote in order to pass this important proposal. Voting is easy!

•	To vote online, visit www.proxyvote.com and enter the control number included on your voting instruction form and follow the prompts.

•	To vote by phone, refer to the toll-free phone number referenced on your voting instruction form and enter the control number also included on your instruction form and follow the prompts.

•	To vote by mail, sign and return the voting instruction form in the return envelope provided.

•	For questions regarding voting, please call 855-723-7817 and a proxy voting specialist will be happy to answer your questions and assist you in placing your vote over the phone. Representatives are available weekdays from 9:30 a.m. to 9:00 p.m. Eastern Time.

Your vote truly matters, so we hope you will take just a few moments to vote in advance of the Special Meeting of Shareholders scheduled for January 30, 2017. Thank you for your confidence and support.

Sincerely,

Jane Trust, CFA

President and Chief Executive Officer, Legg Mason Investment Trust

LMREM2